SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2002

DELTEK SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-22001	54-1252625
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

8280 Greensboro Drive, McLean, VA	22102
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code (703) 734-8606

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On February 13, 2002, Deltek Systems, Inc. (the “Company”) issued a press release announcing that an Agreement and Plan of Merger (the “Merger Agreement”) was executed by and between the Company and DF Merger Co., Inc. (“Mergerco”), a corporation presently owned by Kenneth E. deLaski, the Company’s co-founder, President, Chief Executive Officer and Chairman of the Board. Certain individuals that include Kenneth E. deLaski, Donald deLaski, co-founder and director of the Company, and primarily members of the deLaski family are expected to contribute their shares of the Company’s common stock to Mergerco immediately prior to the merger.

     The Merger Agreement provides that each share of the Company’s common stock issued and outstanding immediately prior to the merger, excluding shares held by Mergerco, will be entitled to receive $7.15 cash, without interest. Pursuant to the terms and subject to the satisfaction of certain conditions contained in the Merger Agreement, it is anticipated that Mergerco will merge with and into the Company and that the Company will be the surviving entity. The Merger Agreement does not include a financing contingency.

     The Merger Agreement was unanimously approved by the Board of Directors upon recommendation of a special committee composed of three independent directors formed to evaluate the proposed merger. The closing of the merger is subject to the approval of the holders of more than two-thirds of the Company’s outstanding common stock and other customary conditions.

     Copies of the Merger Agreement and press release announcing the merger are filed Exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to its specific provisions.

Item 7. Exhibits

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit 2.1	Agreement and Plan of Merger by and between Deltek Systems, Inc. and DF Merger Co., Inc. dated as of February 13, 2002.

Exhibit 99.1	Press Release dated February 13, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTEK SYSTEMS, INC

By: Name: Title:	/s/ Kenneth E. deLaski Kenneth E. deLaski President, Chief Executive Officer and Chairman of the Board

Date: February 14, 2002